Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Fourth Supplemental Indenture”), dated as of the date of the last signature below, among Cincinnati Bell Inc., an Ohio corporation (or its permitted successor) (the “Issuer”), CBTS Holdco LLC, a Delaware limited liability company (the “Guaranteeing Subsidiary”), and Regions Bank (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Issuer and the other Guarantors party thereto have heretofore executed and delivered to the Trustee an Indenture, dated as of September 22, 2016 (as supplemented by the First Supplemental Indenture, dated as of April 3, 2017, among the Issuer, SunTel Services LLC and the Trustee, the Second Supplemental Indenture, dated as of May 31, 2017, among the Issuer, Cincinnati Bell Telephone Company LLC, Cincinnati Bell Extended Territories LLC and the Trustee and the Third Supplemental Indenture, dated as of October 2, 2017, among the Issuer, Cincinnati Bell Shared Services LLC, Data Centers South Holdings LLC and Twin Acquisition Corp., the “Indenture”), providing for the issuance by the Issuer of its 7.000% Senior Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall, subject to Article 10 of the Indenture, unconditionally guarantee the Notes on the terms and conditions set forth therein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01(7) of the Indenture, the Trustee is authorized to execute and deliver this Fourth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders as follows:

ARTICLE 1
DEFINITIONS

Section 1.1             Defined Terms. As used in this Fourth Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2
AGREEMENT TO GUARANTEE

Section 2.1             Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2             Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Note Guarantee pursuant to Article 10 of the Indenture on a senior basis.

ARTICLE 3
MISCELLANEOUS

Section 3.1             Execution and Delivery. The Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

Section 3.2            Benefits Acknowledged. The Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Fourth Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee and this Fourth Supplemental Indenture are knowingly made in contemplation of such benefits.

Section 3.3             Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.4              Severability. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5              Guaranteeing Subsidiary May Consolidate, Etc., on Certain Terms. The Guaranteeing Subsidiary may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person other than as set forth in Section 10.04 of the Indenture.

Section 3.6              Release. The Guaranteeing Subsidiary’s Note Guarantee shall be released as set forth in Section 10.05 of the Indenture.

Section 3.7              No Recourse Against Others. Pursuant to Section 12.06 of the Indenture, no director, officer, employee, incorporator, stockholder, member, manager or partner of the Guaranteeing Subsidiary shall have any liability for any obligations of the Guaranteeing Subsidiary under the Notes, the Indenture, this Fourth Supplemental Indenture, the Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. This waiver and release are part of the consideration for the Note Guarantee.

Section 3.8              Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 3.9              Waiver of Jury Trial. THE GUARANTEEING SUBSIDIARY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.10           Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.11           Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.12           Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and attested, all as of the last date below.

CBTS HOLDCO LLC

By:	/s/ Joshua T. Duckworth
	Name:	Joshua T. Duckworth
	Title:	Vice President, Treasury and Investor Relations

CINCINNATI BELL INC.

By:	/s/ Joshua T. Duckworth
	Name:	Joshua T. Duckworth
	Title:	Vice President, Treasury and Investor Relations

Dated: December 22, 2017

[Signature Page to Fourth Supplemental Indenture]

REGIONS BANK, as Trustee

By:	/s/ R. Douglas Milner
	Name:	R. Douglas Milner
	Title:	Vice President

Dated: December 22, 2017

[Signature Page to Fourth Supplemental Indenture]